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Exhibit 23.4

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 19, 2009, with respect to the financial statements of Calixa Therapeutics Inc., included in the Current Report on Form 8-K/A of Cubist Pharmaceuticals, Inc. filed with the SEC on February 26, 2010, incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Cubist Pharmaceuticals, Inc. for the registration of its Convertible Senior Notes.

/s/ Ernst & Young LLP

San Diego, California
October 18, 2010

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  Exhibit 23.4